Exhibit 99.1

Gothic River Lodging, LLC

Financial Statements for the Period from

January 17, 2017 (Inception) to

December 31, 2017 and the Period from

January 1, 2018 to November 29, 2018 and

Independent Auditor’s Report

GOTHIC RIVIER LODGING, LLC

TABLE OF CONTENTS

Page
Independent Auditor’s Report	2

Financial Statements:

Statements of Operations for the Period from January 17, 2017 (Inception) to December 31, 2017 and the Period from January 1, 2018 to November 29, 2018	3

Statements of Changes in Equity for the Period from January 17, 2017 (Inception) to December 31, 2017 and the Period from January 1, 2018 to November 29, 2018	4

Statements of Cash Flows for the Period from January 17, 2017 (Inception) to December 31, 2017 and the Period from January 1, 2018 to November 29, 2018	5

Notes to Financial Statements	6-9

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors of Lodging Fund REIT III, Inc.

We have audited the accompanying financial statements of Gothic River Lodging, LLC (the “Company”), which comprise the statements of operations, statements of changes in equity, and the statements of cash flows, for the period January 17, 2017 through December 31, 2017 and January 1, 2018 through November 29, 2018, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Company’s operations and its cash flows for the period from January 17, 2017 through December 31, 2017 and January 1, 2018 through November 29, 2018 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the financial statements, the Company was acquired by Lodging Fund REIT III, Inc. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

August 2, 2019

GOTHIC RIVER LODGING, LLC

STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JANUARY 17, 2017 (INCEPTION) TO DECEMBER 31,2017

AND THE PERIOD FROM JANUARY 1, 2018 TO NOVEMBER 29,2018

	2018	2017

REVENUE
Room Revenue	$2,164,833	$2,078,200
Other Revenue	10,674	9,196
	2,175,507	2,087,396

EXPENSES
Property Operations	838,952	624,326
General and Administrative	300,514	181,606
Sales and Marketing	200,804	117,421
Franchise Fees	134,555	125,744
Management Fees	86,596	82,771
Depreciation	486,521	491,347
Interest Expense	158,729	145,440
Other Expense	68,336	27,645
	2,275,007	1,796,300

NET (LOSS) INCOME	$(99,500)	$291,096

See accompanying notes to financial statements.

GOTHIC RIVER LODGING, LLC

STATEMENTS OF CHANGES IN EQUITY

FOR THE PERIOD FROM JANUARY 17, 2017 (INCEPTION) TO DECEMBER 31,2017

AND THE PERIOD FROM JANUARY 1, 2018 TO NOVEMBER 29,2018

BALANCE JANUARY 17, 2017 (INCEPTION)	$—

Distributions	(290,351)

Net Income	291,096

BALANCE DECEMBER 31, 2017	745

Distributions	(530,450)

Net Loss	(99,500)

BALANCE NOVEMBER 29, 2018	$(629,205)

See accompanying notes to financial statements.

GOTHIC RIVER LODGING, LLC

STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 17, 2017 (INCEPTION) TO DECEMBER 31, 2017

AND THE PERIOD FROM JANUARY 1, 2018 TO NOVEMBER 29, 2018

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(99,500)	$291,096
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	486,521	492,051
Amortization	3,333	3,333
Changes in operating assets and liabilities:
Accounts Receivable	(156,653)	(67,184)
Franchise Fees	—	(50,000)
Prepaids	(13,468)	(3,532)
Accounts payable	225,354	90,962
Accrued expenses	35,606	6,024
Other liabilities	58,239	23,797

Net cash provided by operating activities	539,432	786,547

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of hotel property	—	(5,391,189)
Improvements and additions to hotel properties	(33,812)	—
Advances to related parties	(165,232)	(377,155)

Net cash used in investing activities	(199,044)	(5,768,344)

CASHFLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of debt	—	4,655,518
Principal payments on debt	(160,276)	—
Advances from related parties	349,950	621,000
Distributions	(530,450)	(290,351)

Net cash (used in) provided by financing activities	(340,776)	4,986,167

Increase in Cash	(388)	4,370
Beginning Cash	4,370	—
Ending Cash	$3,982	$4,370

Supplemental Disclosures of Cash Flow Information
Interest paid	$158,729	$145,440
Income taxes paid	$—	$—

See accompanying notes to financial statements.

GOTHIC RIVER LODGING, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 17, 2017 (INCEPTION) TO DECEMBER 31, 2018

AND THE PERIOD FROM JANUARY 1, 2018 TO NOVEMBER 29,2018

1.              ORGANIZATION AND SUMMARY SIGNIFICANT ACCOUNTING POLICIES

Description of Business and Basis of Presentation — Gothic River Lodging, LLC (the “Company” or “GRL”), an Iowa limited liability company, commenced its operations on January 17, 2017, with the acquisition of a Holiday Inn Express hotel (the “Property”) in Cedar Rapids, Iowa.

The Property was acquired by a wholly-owned subsidiary of Lodging Fund REIT III, Inc. (“LF REIT III”) on November 30, 2018 for $7.7 million (see Note 5).  The acquisition was accounted for as an asset acquisition in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”).

The accompanying financial statements have been prepared for the purpose of complying with the provisions of Article 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to the acquisition of a significant business to be included with certain filings with the SEC. The statements of operations include all historical operating activity of the Property for the periods ended December 31, 2017 and November 29, 2018.  The financial statements and related notes have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (‘‘GAAP’’).

Cash and Cash Equivalents—Cash includes cash in bank accounts.  The Company deposits cash with high-quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to an insurance limit of $250,000. At times, the Company’s cash balances may exceed federally insured levels.

Investment in Hotel Properties—The Company evaluates whether each hotel property acquisition should be accounted for as an asset acquisition or a business combination. If substantially all of the fair value of the gross assets acquired is concentrated in a single asset or a group of similar identifiable assets, then the transaction is considered to be an asset acquisition. All of the Company’s acquisitions since inception have been determined to be asset acquisitions. Transaction costs associated with asset acquisitions will be capitalized and transaction costs associated with business combinations will be expensed as incurred. The Company’s acquisitions generally consist of land, land improvements, buildings, building improvements, and furniture, fixtures and equipment (‘‘FF&E’’). The Company may also acquire intangible assets or liabilities related to in-place leases, management agreements, debt, franchise agreements and advanced bookings. The Company allocates the purchase price among the assets acquired and the liabilities assumed based on their respective fair values at the date of acquisition. The Company determines the fair value by using market data and independent appraisals available to us and making numerous estimates and assumptions.

The Company’s investments in hotel properties are carried at cost and are depreciated using the straight-line method over the estimated useful lives of 15 years for land improvements, 15 years for building improvements, 40 years for buildings and three to seven years for

FF&E. Maintenance and repairs are expensed and major renewals or improvements to the hotel properties are capitalized. Interest used to finance the real estate under development is capitalized as an additional cost of development. The Company discontinues the capitalization of interest once the real estate development project is substantially complete. The Company assesses the carrying value of its hotel properties whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The recoverability is measured by comparing the carrying amount to the estimated future undiscounted cash flows which take into account current market conditions and the Company’s intent with respect to holding or disposing of the hotel properties. If the Company’s analysis indicates that the carrying value is not recoverable on an undiscounted cash flow basis, the Company will recognize an impairment loss for the amount by which the carrying value exceeds the fair value. The fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions or third-party appraisals.

The use of projected future cash flows is based on assumptions that are consistent with a market participant’s future expectations for the travel industry and the economy in general and the Company’s expected use of the underlying hotel properties. The assumptions and estimates related to the future cash flows and the capitalization rates are complex and subjective in nature. Changes in economic and operating conditions that occur subsequent to a current impairment analysis and the Company’s ultimate use of the hotel property could impact the assumptions and result in future impairment losses to the hotel properties.

Accounts Receivable—Accounts receivable consist primarily of receivables due from hotel guests, which are uncollateralized customer obligations. Management determines the likelihood of collectability of receivables on an individual customer basis, based on length outstanding, likelihood of collecting, and the customer’s current economic status. The carrying amount of the accounts receivables is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected.

Revenue Recognition - Revenues consist of amounts derived from hotel operations, including room sales and other hotel revenues.  These revenues are recorded net of any sales and occupancy taxes collected from the hotel guests. All revenues are recorded on an accrual basis as they are earned. Any cash received prior to a guest’s arrival is recorded as an advance deposit from the guest and recognized as revenue at the time of the guest’s occupancy at the hotel property.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and certain expenses during the reporting period. Actual results could differ materially from the estimates in the near term.

Property Operating Expenses — Property operations expenses represent direct expenses of operating the Property and include personnel costs, maintenance and repairs, utilities, travel agent commissions, property taxes, and insurance costs.  Maintenance and repairs are charged to operations as incurred.

Franchise Fees—The Company pays initial fees related to hotel franchise rights prior to acquiring a hotel property. Initial franchise fees related to hotel properties that are acquired are amortized on a straight-line basis over the life of the agreement. Franchise fees on the accompanying statements of operations include the amortization of initial franchise fees, as well as monthly fees paid to franchisors for royalty, marketing, reservation fees and other related costs.

Recent Accounting Pronouncements - In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for fiscal years beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company is evaluating the impacts of the new standard and does not expect the adoption of the standard to have a material impact on the Company’s financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (“ASU No. 2016-02”) (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). ASU No. 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales type leases, direct financing leases and operating leases. ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company is evaluating the impacts of the new standard and does not expect the adoption of the standard to have a material impact on the Company’s financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash, which is intended to reduce diversity in practice in the classification and presentation of changes in restricted cash in the statement of cash flows. Under this standard, restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown in the statement of cash flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The Company is evaluating the impacts of the new standard and does not expect the adoption of the standard to have a material impact on the Company’s financial statements.

2.              DEBT

On January 17, 2017, the Company entered into a $4.8 million loan in connection with the purchase of the hotel property.  The loan had a fixed interest of 3.70%, required monthly principal and interest payments and a balloon payment at maturity on January 17, 2022.

3.              RELATED PARTY TRANSACTIONS

In the normal course of business, the Company receives and makes cash advances to its members and their affiliates.  For the periods ended November 29, 2018 and December 31, 2017, the Company made advances to members and their affiliates totaling $165,232 and $377,155, respectively.  For the periods ended November 29, 2018 and December 31, 2017, the Company received advances from members totaling $349,950 and $621,000, respectively.

4.              COMMITMENTS AND CONTINGENCIES

Litigation - The Property may be subject to legal claims in the ordinary course of business.  The Company is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company’s results of operations, cash flows or financial condition, which would require accrual or disclosure of the contingency and possible range of loss.

Environmental Matters - In connection with the ownership and operation of real estate, the Property may be liable for costs and damages related to environmental matters. The Property has not been notified by any governmental authority of any non-compliance, liability or other claim, and the Company is not aware of any other environmental condition that it believes will have a material adverse effect on the Property’s results of operations.

5.              SUBSEQUENT EVENTS

In preparing these financial statements, the Company has evaluated events and transactions for recognition or disclosure through August 2, 2019, the date these financial statements were available to be issued.

On November 30, 2018, the Company sold its hotel property for $7.7 million in cash to a wholly-owned subsidiary of LF REIT III.